Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO

THE CERTIFICATE OF INCORPORATION

OF

PUBLIC MEDIA WORKS, INC.

Public Media Works, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

1. That the Certificate of Incorporation of the Corporation be amended by inserting the following text at the end of Article Five thereof so that such text shall be and read as follows:

“Each twenty (20) issued and outstanding shares of Common Stock as of June 28, 2007 (the “Split Effective Date”) shall be combined and converted automatically, without further action, into one (1) fully paid and non-assessable share of Common Stock. No certificate representing any fractional share interest in the Corporation’s post-split shares shall be issued. In lieu of any fraction of a post-split share to which the stockholder is otherwise entitled, all fractional shares shall be rounded up and a stockholder of pre-split shares will receive an entire post-split share. No cash payment shall be made to reduce or eliminate any fractional share interest. Stockholders are not required to exchange their certificates representing shares of Common Stock held prior to the reverse stock split for new certificates representing shares of Common Stock after the reverse stock split.”

2. That a resolution was duly adopted by unanimous written consent of the directors of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth the above-mentioned amendment to the Certificate of Incorporation and declaring said amendment to be advisable.

3. That said amendment was duly adopted by written consent of the stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law by obtaining the affirmative consent of a majority of the outstanding shares of Common Stock of the Corporation.

IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been signed by the Chief Executive Officer of the Corporation this 15th day of June, 2007.

PUBLIC MEDIA WORKS, INC.

By:	/s/ Corbin Bernsen
Corbin Bernsen
Chief Executive Officer

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